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                                                                      EXHIBIT 99

Middlefield Banc Corp.
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone:  440/632-1666   FAX:  440/632-1700
www.middlefieldbank.com

PRESS RELEASE

Contact:          James R. Heslop, 2nd
                  Executive Vice President/Chief Operating Officer
                  (440) 632-1666 Ext. 3219

May 15, 2003


MIDDLEFIELD BANC CORP. ANNOUNCES QUARTERLY CASH DIVIDEND AND RESULTS OF ANNUAL MEETING

MIDDLEFIELD, OHIO. Middlefield Banc Corp. (Pink Sheets: MBCN) today reported that its Board of Directors has declared a cash dividend of $0.20 per common share. This dividend is payable on June 13, 2003, to all shareholders of record as of June 4, 2003.

Announcement of the dividend was during the company's Annual Meeting of Shareholders in Middlefield, Ohio, held on May 14, 2003. The level of the quarterly dividend represents an increase of 11.1% from that paid during the first quarter of 2002.

"We are delighted that the company's strong financial performance has enabled us to increase this dividend," commented Thomas G. Caldwell, President and Chief Executive Officer. "This increased cash dividend reflects our focus and commitment on providing exceptional shareholder value."

During the annual meeting, shareholders re-elected three directors to the board and ratified the appointment of S. R. Snodgrass, A. C. as independent auditors for 2003. Additionally, Caldwell reviewed the company's financial performance and other highlights for 2002 and the first quarter of 2003.

Directors re-elected for a term of three years are: George F. Hasman, former Chairman and President of The Twinsburg Banking Company; James R. Heslop, 2nd, Executive Vice President/Chief Operating Officer of Middlefield Banc Corp.; and Martin S. Paul, President of Paul's Lumber.

Middlefield Banc Corp. is a $240 million financial services holding company. The company owns The Middlefield Banking Company, which operates full service banking offices in Chardon, Garrettsville, Mantua, Middlefield and Orwell, Ohio. The Middlefield Banking Company is in its 102nd year of serving the financial needs of its communities.


The information contained in this press release contains forward-looking statements regarding future performance which are not historical facts and which involve risk and uncertainties. Actual results and performance could differ materially from those contemplated by these forward looking statements.